FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: May 8, 2024		IR@maximus.com

Maximus Reports Fiscal Year 2024 Second Quarter Results
Strong demand drives highest post-pandemic margins and further raise to FY24 guidance
(Tysons, Va. - May 8, 2024) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and six months ended March 31, 2024.
Highlights for the second quarter of fiscal year 2024 include:
•Revenue increased 11.7% to $1.35 billion, compared to $1.21 billion for the prior year period. Organic growth was 12.6% and driven by expanded programs in the domestic segments and resumed Medicaid-related activities.
•Diluted earnings per share were $1.31, and adjusted diluted earnings per share were $1.57, compared to $0.52 and $0.81, respectively, for the prior year period.
•The company is raising guidance for fiscal year 2024. At the midpoints, revenue is increasing by $75 million, adjusted operating income guidance is increasing by more than $34 million, adjusted diluted earnings per share by $0.40, and free cash flow by $25 million.
•Net debt to EBITDA ratio improved to 1.7 times at March 31, 2024, compared to 2.1 times in the prior quarter.
•A quarterly cash dividend of $0.30 per share is payable on May 31, 2024, to shareholders of record on May 15, 2024.
"For the second consecutive quarter, we are able to raise guidance that reflects our confidence in the earnings power of the business," said Bruce Caswell, President and Chief Executive Officer. "We are focused on driving future growth through continued, excellent operational execution coupled with innovative technology solutions to drive long-term shareholder value."

Second Quarter Results
Revenue for the second quarter of fiscal year 2024 increased 11.7% to $1.35 billion, compared to $1.21 billion for the prior year period. Organic growth was 12.6%, driven by a combination of expanded programs in the U.S. Federal Services Segment, such as the Veterans Affairs (VA) Medical Disability Exams (MDE) contracts, as well as expanded and resumed programs in the U.S. Services Segment, such as assessment work and Medicaid-related programs, respectively.
For the second quarter of fiscal year 2024, operating margin was 9.5% and the adjusted operating margin was 11.1%. This compares to margins of 5.2% and 7.2%, respectively, for the prior year period. Diluted earnings per share were $1.31 and adjusted diluted earnings per share were $1.57. This compares to $0.52 and $0.81, respectively, for the prior year period. The strength of this quarter's earnings came from an aggregation of multiple areas across the domestic segments.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal year 2024 increased 20.1% to $701.7 million, compared to $584.1 million reported for the prior year period. All growth was organic and driven by volume growth on expanded programs, including the VA MDE contracts, which comprise the Veterans Evaluation Services (VES) business.
The segment operating margin for the second quarter of fiscal year 2024 was 11.9%, compared to 8.2% reported for the prior year, and results this quarter slightly beat expectations due primarily to the VA MDE contracts exceeding their production goal. The full-year fiscal 2024 margin for the U.S. Federal Services Segment is now expected to be approximately 12%.

U.S. Services Segment
U.S. Services Segment revenue for the second quarter of fiscal year 2024 increased 8.1% to $486.1 million, compared to $449.7 million reported in the prior year period. All growth was organic and driven by expanded programs, including assessment services and revenue from resumed programs related to the commencement of Medicaid redeterminations.
The segment operating margin for the second quarter of fiscal year 2024 was 14.0%, compared to 9.5% reported for the prior year, which had been impacted by the pause to Medicaid redeterminations. Results this quarter are anticipated to represent a peak for segment profitability and tied to extra volumes from performing redetermination work. The U.S. Services Segment's margin outlook across all periods in fiscal year 2024 has improved, with a full-year margin expected of approximately 13% and in the middle of the segment's 11% to 14% long-term operating margin target.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal year 2024 decreased 7.2% to $160.5 million, compared to $173.1 million reported in the prior year period. The divestiture of businesses in the prior fiscal year reduced revenue by 8.2%, currency was a benefit of 1.8%, and organic growth was flat.
The segment realized an operating profit of $0.7 million for the second quarter of fiscal year 2024, compared to an operating loss of $3.7 million in the prior year period. With some recent stability in the segment, the company remains focused this fiscal year on shaping the Outside the U.S. Segment to be aligned strategically with the rest of the business and deliver consistent profitability.
Sales and Pipeline
Year-to-date signed contract awards at March 31, 2024, totaled $568 million, and contracts pending (awarded but unsigned) totaled $797 million. The book-to-bill ratio at March 31, 2024, was 1.1x calculated on a trailing twelve-month basis.
The sales pipeline at March 31, 2024, totaled $37.8 billion, comprised of approximately $1.31 billion in proposals pending, $987 million in proposals in preparation, and $35.5 billion in opportunities tracking. New work opportunities represent approximately 75% of the total sales pipeline.
Balance Sheet and Cash Flows
At March 31, 2024, cash and cash equivalents totaled $77.4 million, and gross debt was $1.22 billion. The ratio of debt, net of allowed cash, to EBITDA for the quarter ended March 31, 2024, as calculated in accordance with the company's credit agreement, was 1.7x. This compares to 2.1x at December 31, 2023.
For the second quarter of fiscal year 2024, cash provided by operating activities totaled $130.5 million, and free cash flow was $105.2 million. DSO at March 31, 2024, were 62 days, compared with 59 days at December 31, 2023.
Subsequent to March 31, 2024, we purchased approximately 242,000 shares at a cost of $19.3 million.
On April 5, 2024, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on May 31, 2024, to shareholders of record on May 15, 2024.
Raising FY24 Guidance
Maximus is raising fiscal year 2024 guidance following second quarter results and an improved outlook for the remainder of the fiscal year. Revenue is now expected to range between $5.15 billion and $5.25 billion, representing an increase of $75 million from prior guidance at the midpoint.
Adjusted operating income is now expected to range between $540 million and $560 million, representing an increase of more than $34 million from prior guidance. Adjusted operating income excludes an estimated $89 million of expense for amortization of intangible assets and $1 million of divestiture-related charges.

Adjusted diluted earnings per share is now expected to range between $5.65 and $5.85 per share, representing an increase of $0.40 per share from prior guidance.

Free cash flow is now expected to range between $330 million and $370 million as a result of the increased earnings guidance. Interest expense is estimated to be $77 million for fiscal year 2024.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, May 9, 2024, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2023, which was filed with the Securities and Exchange Commission (SEC) on November 16, 2023. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
	(in thousands, except per share amounts)
Revenue	$1,348,357	$1,206,852	$2,675,398	$2,456,098
Cost of revenue	1,030,768	978,249	2,057,755	1,982,748
Gross profit	317,589	228,603	617,643	473,350
Selling, general, and administrative expenses	168,454	142,448	337,649	288,900
Amortization of intangible assets	21,641	23,650	44,990	47,168
Operating income	127,494	62,505	235,004	137,282
Interest expense	20,366	20,999	41,873	42,605
Other expense/(income), net	(822)	(818)	(334)	(1,084)
Income before income taxes	107,950	42,324	193,465	95,761
Provision for income taxes	27,440	10,536	48,807	23,978
Net income	$80,510	$31,788	$144,658	$71,783

Earnings per share:
Basic	$1.31	$0.52	$2.36	$1.17
Diluted	$1.31	$0.52	$2.35	$1.17
Weighted average shares outstanding:
Basic	61,371	61,120	61,330	61,119
Diluted	61,622	61,383	61,573	61,265

Dividends declared per share	$0.30	$0.28	$0.60	$0.56

Maximus, Inc.
Consolidated Balance Sheets

	March 31, 2024	September 30, 2023
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$77,370	$65,405
Accounts receivable, net	916,004	826,873
Income taxes receivable	14,167	16,556
Prepaid expenses and other current assets	110,912	146,632
Total current assets	1,118,453	1,055,466
Property and equipment, net	35,371	38,831
Capitalized software, net	141,943	107,811
Operating lease right-of-use assets	148,413	163,929
Goodwill	1,780,158	1,779,215
Intangible assets, net	676,909	703,648
Deferred contract costs, net	49,102	45,372
Deferred compensation plan assets	51,786	42,919
Deferred income taxes	2,129	2,459
Other assets	36,880	46,147
Total assets	$4,041,144	$3,985,797
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$276,199	$282,081
Accrued compensation and benefits	172,601	194,251
Deferred revenue, current portion	76,574	60,477
Income taxes payable	15,792	451
Long-term debt, current portion	88,517	86,844
Operating lease liabilities, current portion	48,470	49,852
Other current liabilities	50,563	49,058
Total current liabilities	728,716	723,014
Deferred revenue, non-current portion	33,374	38,849
Deferred income taxes	192,890	203,898
Long-term debt, non-current portion	1,121,337	1,163,149
Deferred compensation plan liabilities, non-current portion	53,539	46,432
Operating lease liabilities, non-current portion	112,780	129,367
Other liabilities	9,365	13,253
Total liabilities	2,252,001	2,317,962
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,037 and 60,998 shares issued and outstanding as of March 31, 2024, and September 30, 2023, respectively	594,387	577,898
Accumulated other comprehensive loss	(30,149)	(27,615)
Retained earnings	1,224,905	1,117,552
Total shareholders' equity	1,789,143	1,667,835
Total liabilities and shareholders' equity	$4,041,144	$3,985,797

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
	(in thousands)
Cash flows from operating activities:
Net income	$80,510	$31,788	$144,658	$71,783
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	8,205	14,041	16,616	26,321
Amortization of intangible assets	21,641	23,650	44,990	47,168
Amortization of debt issuance costs and debt discount	601	601	1,202	1,635
Deferred income taxes	(6,150)	(37)	(8,315)	(1,368)
Stock compensation expense	8,697	9,540	18,124	13,943
Loss on sale of businesses	—	883	1,018	883
Change in assets and liabilities, net of effects of business combinations:
Accounts receivable	(57,006)	263,278	(92,385)	62,529
Prepaid expenses and other current assets	9,876	2,788	19,932	13,412
Deferred contract costs	(2,712)	1,596	(3,600)	583
Accounts payable and accrued liabilities	9,242	(10,003)	(6,301)	(6,361)
Accrued compensation and benefits	56,836	39,049	(10,556)	(14,222)
Deferred revenue	9,828	(33,111)	10,705	(18,347)
Income taxes	(8,940)	(16,043)	13,310	(6,578)
Operating lease right-of-use assets and liabilities	703	(1,124)	(385)	(2,072)
Other assets and liabilities	(843)	(17,200)	3,083	(14,272)
Net cash provided by operating activities	130,488	309,696	152,096	175,037
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(25,300)	(18,054)	(47,547)	(33,751)
Asset acquisition	(18,006)	—	(18,006)	—
Proceeds from divestitures	1,263	9,124	3,078	9,124
Net cash used in investing activities	(42,043)	(8,930)	(62,475)	(24,627)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(18,309)	(17,016)	(36,608)	(34,033)
Tax withholding related to RSU vesting	—	—	(13,455)	(8,475)
Payments for contingent consideration	(5,349)	(2,626)	(8,168)	(4,041)
Proceeds from borrowings	195,000	193,696	423,409	462,398
Principal payments for debt	(298,129)	(469,105)	(464,787)	(530,460)
Cash-collateralized escrow liabilities	3,918	(47,587)	5,122	(57,060)
Net cash used in financing activities	(122,869)	(342,638)	(94,487)	(171,671)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(731)	765	1,115	3,186
Net change in cash, cash equivalents, and restricted cash	(35,155)	(41,107)	(3,751)	(18,075)
Cash, cash equivalents, and restricted cash, beginning of period	153,495	159,827	122,091	136,795
Cash, cash equivalents, and restricted cash, end of period	$118,340	$118,720	$118,340	$118,720

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	March 31, 2024		March 31, 2023		March 31, 2024		March 31, 2023
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$701,702		$584,075		$1,378,780		$1,202,242
U.S. Services	486,115		449,703		975,960		889,181
Outside the U.S.	160,540		173,074		320,658		364,675
Revenue	$1,348,357		$1,206,852		$2,675,398		$2,456,098
Gross profit:
U.S. Federal Services	$163,337	23.3%	$122,874	21.0%	$319,999	23.2%	$245,568	20.4%
U.S. Services	130,122	26.8%	86,016	19.1%	248,485	25.5%	169,614	19.1%
Outside the U.S.	24,130	15.0%	19,713	11.4%	49,159	15.3%	58,168	16.0%
Gross profit	$317,589	23.6%	$228,603	18.9%	$617,643	23.1%	$473,350	19.3%
Selling, general, and administrative expenses:
U.S. Federal Services	$79,867	11.4%	$75,050	12.8%	$167,722	12.2%	$146,699	12.2%
U.S. Services	62,201	12.8%	43,415	9.7%	114,501	11.7%	89,257	10.0%
Outside the U.S.	23,460	14.6%	23,425	13.5%	48,601	15.2%	51,814	14.2%
Divestiture-related charges (2)	—	NM	883	NM	1,018	NM	883	NM
Other (3)	2,926	NM	(325)	NM	5,807	NM	247	NM
Selling, general, and administrative expenses	$168,454	12.5%	$142,448	11.8%	$337,649	12.6%	$288,900	11.8%
Operating income/(loss):
U.S. Federal Services	$83,470	11.9%	$47,824	8.2%	$152,277	11.0%	$98,869	8.2%
U.S. Services	67,921	14.0%	42,601	9.5%	133,984	13.7%	80,357	9.0%
Outside the U.S.	670	0.4%	(3,712)	(2.1)%	558	0.2%	6,354	1.7%
Amortization of intangible assets	(21,641)	NM	(23,650)	NM	(44,990)	NM	(47,168)	NM
Divestiture-related charges (2)	—	NM	(883)	NM	(1,018)	NM	(883)	NM
Other (3)	(2,926)	NM	325	NM	(5,807)	NM	(247)	NM
Operating income	$127,494	9.5%	$62,505	5.2%	$235,004	8.8%	$137,282	5.6%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)We have sold businesses in both fiscal years 2023 and 2024.
(3)Other expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
	(in thousands)
Net cash provided by operating activities	$130,488	$309,696	$152,096	$175,037
Purchases of property and equipment and capitalized software	(25,300)	(18,054)	(47,547)	(33,751)
Free cash flow (Non-GAAP)	$105,188	$291,642	$104,549	$141,286

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets and Divestiture-Related Charges
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
	(dollars in thousands, except per share data)
Operating income	$127,494	$62,505	$235,004	$137,282
Add back: Amortization of intangible assets	21,641	23,650	44,990	47,168
Add back: Divestiture-related charges	—	883	1,018	883
Adjusted operating income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$149,135	$87,038	$281,012	$185,333
Adjusted operating income margin excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	11.1%	7.2%	10.5%	7.5%

Net income	$80,510	$31,788	$144,658	$71,783
Add back: Amortization of intangible assets, net of tax	15,949	17,446	33,158	34,806
Add back: Divestiture-related charges	—	883	1,018	883
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$96,459	$50,117	$178,834	$107,472

Diluted earnings per share	$1.31	$0.52	$2.35	$1.17
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.26	0.28	0.53	0.57
Add back: Effect of divestiture-related charges on diluted earnings per share	—	0.01	0.02	0.01
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.57	$0.81	$2.90	$1.75